Exhibit 10.17.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into on the 17th day of May, 2004, to be effective as of the 1st day of June, 2004, by and between OLD DOMINION FREIGHT LINE, INC. (the “Company”), a corporation organized and existing under the laws of the State of Virginia and having its principal office at Thomasville, North Carolina, and John B. Yowell (the “Executive”), an individual residing at High Point, North Carolina.

R E C I T A L S:

The Company is engaged in the business of transporting general commodities such as consumer goods and textiles in less-than-truckload shipments. The Executive is experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Executive has heretofore been employed by the Company as an Executive Vice-President. The Company desires to continue to employ the Executive as an Executive Vice-President of the Company, and the Executive desires to continue to be employed by the Company in that capacity. Furthermore, the Company desires to provide for the Executive certain disability, death and severance benefits in addition to those provided by the employee benefit plans of the Company. The Company and the Executive desire to reduce to writing the terms of their understanding and to provide for the Executive’s continued employment by the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1. DEFINITIONS. Wherever used in this Agreement, including the Recitals and this ARTICLE 1, the following terms shall have the meanings set forth below (unless otherwise indicated by the context):

1.1. “Annual Compensation” means the wages, salary, bonuses and other amounts payable to the Executive during a calendar year in the course of his employment with the Company, as reported or reportable by the Company in Box 1 on Form W-2.

1.2. “Base Salary” means the annual base salary payable to the Executive as the same may be adjusted as provided in Section 5.1. The initial Base Salary shall be $190,060.

1.3. “Board” means the Board of Directors of the Company.

1.4. “Business” means any business engaged in, any service provided by, or any product produced by the Company, including, but not limited to, the business of transporting general commodities such as consumer goods and textiles in less-than-truckload shipments.

1.5. “Cause Exception” means the right of the Company, as described in Section 4.3, to discharge the Executive at any time for Cause.

1.6. “Change of Control” means and will be deemed to have occurred on the earliest of the following dates which occurs after June 1, 2004:

(a) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of the Company, is or becomes (or publicly discloses that such person or group is or has become), directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities provided, however, that the event described in this subparagraph (a) shall not be deemed to be a Change of Control by virtue of the beneficial ownership, or the acquisition of beneficial ownership, of voting securities by (i) any employee benefit plan sponsored or maintained by the Company or by a person controlled by the Company; (ii) any underwriter (as such term is defined in Section 2(a)(11) of the Securities Act of 1933) that beneficially owns voting securities temporarily in connection with an offering of such securities; (iii) the Executive; or (iv) any member of the immediate family of the Executive until such time as the Executive provides notice to the Company that the Executive believes the beneficial ownership by such family member creates a substantial threat to corporate policy and effectiveness, which notice shall set forth a reasonable basis for such belief. For the purpose of clause (iii) above, “family” means any lineal descendent, including adoptive relationships, of Earl E. Congdon or John R. Congdon, any spouse of the foregoing and any trust established by or for the benefit of any of the foregoing; or

(b) the date when, as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two (2) year period during the Term constitute the Board, plus new directors whose election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two-year period (“Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds (2/3) of the members of the Board; or

(c) the date the shareholders of the Company approve a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(d) the date the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company; or

(e) the date the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(f) the date of a filing of a petition in bankruptcy of the Company, whether voluntary or involuntary; or

(g) the date of any event which the Board determines constitutes a substantial threat to corporate policy and effectiveness.

1.7. “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

1.8. “Company” means Old Dominion Freight Line, Inc., a Virginia corporation with its principal offices at Thomasville, North Carolina.

1.9. “Company Welfare Benefit Plans” means the group medical, dental, vision and life insurance plans or programs (whether insured or self insured, or any combination thereof) provided by the Company for the benefit of its active employees or former employees and their dependents. Each such individual plan or program shall be referred to sometimes herein as a “Company Welfare Benefit Plan.”

1.10. “Compensation Continuance Period” means the three-year period commencing on the first day of the calendar month next following the calendar month in which the Termination Date occurs.

1.11. “Compensation Continuance Termination Event” means the termination of the Executive’s employment by the Company’s exercise of the Notice Exception, or by the Company as a result of the Executive’s Total Disability, or by the Executive for Good Reason or by the Executive’s exercise of the Notice Exception after attaining his 65th birthday, or, in the event the Company gives notice which causes the Term to be fixed for a definite three-year period in accordance with Section 4.1, the termination of the Executive’s employment upon expiration of the fixed Term. In no event shall the termination of the Executive’s employment as a result of his death be treated as a Compensation Continuance Termination Event.

1.12. “Confidential Information” means all information concerning the business of the Company and its affiliates that is confidential, proprietary or otherwise not generally available to the public. By way of example, Confidential Information includes, without limitation, all trade secrets, processes, specifications, data, files, computer programs and related codes, improvements, inventions, techniques, business plans, marketing plans, strategies, forecasts, methods, manner of operations, information relating to past, present and prospective customers and clients, pricing and cost information, other financial information, employee lists, personnel policies, contracts, digital intellectual property, information with respect to internal affairs, and all information covered by the Trade Secrets Protection Act, N.C. Gen. Stat., Chapter 661 §§152-162. The parties expressly agree that Confidential Information does not exist in written form only. Notwithstanding the foregoing, “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement, or (ii) is received by the Executive from another party that did not receive such information directly or indirectly from the Company or any of its affiliates under an obligation of confidentiality.

1.13. “Customers” means and includes any and all Persons who are customers, patrons or clients of the Company with respect to the Business and with whom the Executive either had personal contact or had knowledge that such Persons were customers, patrons or clients of the Company with respect to the Business.

1.14. “Excise Tax” means the excise tax on excess parachute payments under Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.

1.15. “Extended Coverage Period” means the period commencing on the Termination Date and ending on the earlier of the date of the Executive’s death or the last day of the calendar month in which he receives his final payment of Termination Compensation.

1.16. “Final Average Compensation” means the average of the Executive’s Annual Compensation for the three (3) calendar years within the five (5) calendar year period next preceding the calendar year in which falls his Termination Date, which will produce the highest average; provided, however, that the Executive’s Annual Compensation for his Termination Year shall be one of the calendar years used to compute his Final Average Compensation if doing so would result in a higher average.

1.17. “For Cause” means one or more of the following: (i) habitual intoxication by the Executive which the Board determines in good faith adversely affects the Executive’s ability to perform his duties under this Agreement; (ii) conviction of the Executive of theft, fraud or embezzlement from the Company; (iii) conviction of the Executive of a felony which, as determined in good faith by the Board, constitutes a crime involving moral turpitude and results in material harm to the Company; (iv) any material act or omission by the Executive involving gross malfeasance or gross negligence in the performance of his duties and responsibilities to the Company to the detriment of the Company, all as determined by the Board in good faith; or (v) any diversion by the Executive for his personal gain of any clearly viable and significant business opportunity from the Company (other than with the prior written consent of the Board). For Cause shall not include the Executive’s Total Disability.

1.18. “Good Reason” means, without the Executive’s express written consent, any of the following:

(a) a breach by the Company of any provision of this Agreement;

(b) the Executive’s resignation from the Company’s employment within the twelve-month period next following a Change of Control of the Company;

(c) the reduction by the Company in the Executive’s Base Salary as in effect as of the date of this Agreement or as the same shall be increased from time to time;

(d) the liquidation, dissolution, consolidation or merger of the Company or transfer of all or a significant portion of the Company’s assets unless a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of the assets have been transferred assumes all duties and obligations of the Company under this Agreement;

(e) the assignment to the Executive of duties inconsistent with the position and status of the office and position of the Company held by the Executive as of the date of this Agreement;

(f) the exclusion of the Executive from participation in the Company’s employee benefit plans in effect as of the date of this Agreement, as the same may be improved or enhanced from time to time;

(g) the transfer of the Executive’s primary work location to a location that is more than thirty (30) miles from the Executive’s primary work location immediately prior to the date of this Agreement or the requirement that the Executive relocate his principal residence more than thirty (30) miles from the Executive’s primary work location as of the date of this Agreement; or

(h) the requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the date of this Agreement.

1.19. “Individual Policy” means an individual policy of insurance providing coverage for the Executive and his dependants.

1.20. “Life Insurance Benefit” means ten million dollars ($10,000,000) of life insurance coverage (the “Coverage”) for the benefit and protection of the Executive’s family. The Company will pay, or reimburse the executive, for the premiums for the Coverage up to the preferred rates (i.e., the rates applicable to nonsmokers whose health, life-style, family history, and other characteristics are such as to suggest they will exhibit significantly better than average mortality experience) charged by the insurance company issuing the life insurance policy providing for such Coverage. In the event the Company cannot obtain the Coverage at the preferred rates, the Executive may either pay the premiums for such Coverage in excess of the preferred rates or reduce the Coverage to the level of coverage that can be obtained at the preferred rates. The Executive shall be the owner of the life insurance policy issued on the life of the Executive pursuant to this Section 1.20. See ARTICLE 11.

1.21. “Notice Exception” means the right, as described in Section 4.2, of either party to the Agreement to terminate this Agreement upon giving the required written notice.

1.22. “Person” means any individual, partnership, joint venture, corporation, company, firm, group or other entity.

1.23. “Term” means the term of the Executive’s employment under this Agreement as provided in Section 4.1.

1.24. “Termination Date” means the date the Term expires pursuant to the provisions of ARTICLE 4.

1.25. “Termination Year” means the calendar year in which the Term expires.

1.26. “Time Period” means the Term and the twenty-four-month period next following the expiration of the Term.

1.27. “Trade Area” means the United States of America.

1.28. “Total Disability” means the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the State of North Carolina selected or approved by the Board.

ARTICLE 2. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in ARTICLE 4 of this Agreement.

ARTICLE 3. POSITION, RESPONSIBILITIES AND DUTIES.

3.1. Position and Responsibilities. During the Term (as defined in Sections 1.23 and 4.1), the Executive shall serve as Executive Vice-President of the Company on the conditions herein provided. The Executive shall perform such duties as are customarily performed by one holding the position of Executive Vice-President and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by the Company, consistent with his position.

3.2. Duties. In addition to having the responsibilities described in Section 3.1, during the Term, the Executive shall also serve, if elected, as a director of the Company or an officer and director of any subsidiary or affiliate of the Company. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company and shall not during the Term be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that (i) with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of the Executive’s duties pursuant to this Agreement and (ii) the Executive shall not be prevented from investing his personal assets in any business, where the form or manner of such investment will not require substantial services on the part of the Executive in the operation of the business in which such investment is made.

ARTICLE 4. TERM.

4.1. Term of Employment. The Term shall commence as of June 1, 2004, and shall continue until the earliest to occur of the following: (i) May 31, 2007 (except as otherwise provided in this Section 4.1); (ii) the date of death of the Executive; (iii) the specified date of termination under the Notice Exception (as defined in Section 4.2); (iv) the date of termination under the Cause Exception (as defined in Section 4.3); (v) the date the Executive terminates his employment for Good Reason; or (vi) the date of termination as a result of the Executive’s Total Disability. Notwithstanding the provisions of subparagraph (i) of this Section 4.1, as of the first day of each calendar month commencing July 1, 2004, the Term shall be extended automatically, without any further action by the Company or the Executive, for an additional calendar month unless either party shall notify the other party in writing that it desires to fix the Term for a definite three-year period. Such notice shall become effective ninety (90) days after the date the notice is given and no further automatic monthly extensions of the Term shall occur after such effective date. All references herein to the “Term” shall include the initial Term and all automatic monthly extensions as provided in this Section 4.1.

4.2. Termination by Giving Notice. If either party hereto desires to terminate the Executive’s employment prior to the expiration of the Term, such party shall give not less than ninety (90) days written notice of such desire to the other party specifying the date of termination (the “Notice Exception”). Notwithstanding the foregoing, the Company shall not invoke the Notice Exception during any period of Total Disability of the Executive.

4.3. Termination for Cause; Automatic Termination. The Company shall at all times have the right to discharge the Executive For Cause (the “Cause Exception”). If the Company desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in Section 4.6. If the Company is terminating the Executive for a reason described in Section 1.17(iv) or (v), the Executive shall have thirty (30) days after notice has been given to him to cure the reason given in the notice. If the reason for the Company’s exercise of its right to terminate the Executive is timely cured by the Executive to the satisfaction of the Board, the Company’s notice shall become null and void. Nothing contained herein or in this Section 4.3 shall limit the ability of the Executive to enforce his rights under this Agreement to the extent that there is a disagreement as to the basis for the applicability of the Cause Exception or cure under the Cause Exception.

4.4. Good Reason. The Executive may terminate his employment at any time for Good Reason (the “Good Reason Exception”). If the Executive desires to terminate his employment for Good Reason, he shall give notice to the Company as provided in Section 4.6. If the Executive is terminating for a reason described in Section 1.18(a), (c), (e), (f), (g) or (h), the Company shall have thirty (30) days after notice has been given to it to cure the reason given in the notice. If the reason for the Executive’s exercise of his right to terminate is timely cured by the Company to the satisfaction of the Executive, the Executive’s notice shall become null and void. Nothing contained herein or in this Section 4.4 shall limit the ability of the Company to enforce its rights under this Agreement to the extent that there is a disagreement as to the basis for the applicability of the Good Reason Exception or cure under the Good Reason Exception.

4.5. Total Disability. The Company may terminate the Executive’s employment as a result of the Executive’s Total Disability. If the Company desires to terminate the Executive as a result of his Total Disability, it shall give notice to the Executive as provided in Section 4.6.

4.6. Notice of Termination. Any termination by the Company under the Cause Exception or as a result of the Executive’s Total Disability, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto. For purposes of Sections 4.3, 4.4 and 4.5, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the reason given for the termination of the Executive’s employment shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4.7. Rights of Executive Upon Termination of Employment.

(a) Following the date the Term expires on account of one of the terminating events described in subparagraphs (i) (expiration of three-year Term), (iii) (termination under Notice Exception), (v) (termination for Good Reason) or (vi) (termination as a result of Total Disability) of Section 4.1, the rights of the Executive shall be as provided in ARTICLES 5 (compensation), 6 (reimbursements), 8 (other employee benefits), 9 (termination compensation), 10 (welfare and retirement benefits), 11 (life insurance), 13 (covenants), 15 (attorneys’ fees), 17 (indemnification) and 25 (corporate merger).

(b) Following the date the Term expires on account of the Executive’s death as provided in subparagraph (ii) of Section 4.1, the rights of the Executive’s personal representative and surviving spouse shall be as provided in ARTICLES 5 (compensation), 6 (reimbursements), 8 (other employee benefits), 9 (termination compensation), 11 (life insurance), 15 (attorneys’ fees), 17 (indemnification) and 25 (corporate merger).

(c) Following the date the Executive is terminated For Cause as provided in subparagraph (iv) of Section 4.1, the rights of the Executive shall be as provided in ARTICLES 5 (compensation), 6 (reimbursements), 8 (other employee benefits), 13 (covenants), 17 (indemnification) and 25 (corporate merger). In no event shall the Executive be entitled to the benefits provided in ARTICLES 9, 10, 11, 12 and 15 in the event his employment is terminated by the Company For Cause.

ARTICLE 5. COMPENSATION. For all services rendered by the Executive during the Term, including without limitation, services as an executive, officer, director (except fees and reimbursements to which all members of the Board, or a subsidiary or affiliate of the Company, are generally entitled) or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Executive as compensation the following:

5.1. Base Salary. The Executive shall be paid for his services during the Term the Base Salary, payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. The Executive’s Base Salary shall be reviewed annually in accordance with the standard payroll practices and procedures of the Company applicable to its executive officers.

5.2. Discretionary Bonus. In addition to the Base Salary provided for in Section 5.1, the Executive shall be entitled to such bonus or bonuses, if any, as may be awarded to the Executive from time to time by the Board. Any such bonus shall be payable in the manner specified by the Board at the time any such bonus is awarded.

5.3. Incentive Bonus. In addition to the Base Salary provided for in Section 5.1, the Executive shall be entitled to participate in the Company’s executive profit-sharing bonus program (referred to sometimes as the “XPS” program) and receive such bonuses as may be awarded to the Executive from time to time under such program. Any such bonuses shall be payable in the manner specified in such program.

5.4. Special Bonus. In addition to the Base Salary provided for in Section 5.1, the Company shall pay to the Executive an annual special bonus equal to the amount necessary to pay any federal income tax, state income tax, Social Security tax, unemployment tax or other tax imposed upon the Executive as a result of the receipt of the Life Insurance Benefit, the Airplane Use Benefit (as defined in ARTICLE 6) and the special bonus provided for in this Section 5.4. For purposes of determining the amount of the special bonus, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the special bonus is paid. In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

(1 - Highest marginal rate of federal income taxation for individuals)) X (Highest marginal rate of North Carolina income taxes for individuals in the calendar year in which the special bonus is paid).

The amount of the special a bonus shall be determined by the Company’s outside, independent accountants. The determination of the accounting firm shall be final and binding on the Company and the Executive. The special bonus shall be paid to the Executive in a single lump sum payment on or prior to December 31 of each calendar year during the Term.

5.5. Other Plans. In addition to the Base Salary and bonuses provided for in Sections 5.1, 5.2, 5.3 and 5.4, the Executive shall be entitled to participate in any other bonus or incentive plans of the Company (whether now in existence or hereinafter established) in which other senior executives of the Company are entitled to participate.

ARTICLE 6. REIMBURSEMENT OF EXPENSES AND SECRETARIAL ASSISTANCE. The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company’s business, including, but not limited to, expenses for entertainment, travel and other business expenses consistent with the Company’s past practices. During the Term, the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company as adopted from time to time by the Board. To receive such reimbursement, the Executive must present to the Company an itemized accounting, in such detail as the Company may reasonably request, of such expenditures. In the event of the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company. The Company further agrees to furnish the Executive during the Term with an office and such secretarial assistance as shall be suitable to the character of the Executive’s position with the Company and adequate for the performance of his duties hereunder. The Company further agrees that the Executive may use during the Term the Company’s airplane or airplanes for personal use in accordance with the Company’s past practices with respect to the Executive (the “Airplane Use Benefit”). The Company further agrees to pay on behalf of the Executive during the Term the membership dues and initiation fees for the Executive’s membership in a private club or clubs in accordance with the Company’s past practices with respect to the Executive. The Company further agrees to provide the Executive during the Term with an automobile for his use.

ARTICLE 7. VACATION AND SICK LEAVE. The Executive shall be entitled to vacation and sick leave during the Term, commensurate with his position and in accordance with the Company’s past practices with respect to the Executive. The Executive shall continue to receive the compensation provided for in ARTICLE 5 during the time of his vacation and sick leave.

ARTICLE 8. OTHER EMPLOYEE BENEFITS. The Executive shall be entitled to participate in any and all retirement, medical, dental, vision, disability, life insurance, long-term disability insurance, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its senior executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Nothing in this ARTICLE 8 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. Benefits payable pursuant to this Agreement shall be in addition to benefits payable to the Executive under all other employee benefit plans or programs of the Company.

ARTICLE 9. TERMINATION COMPENSATION.

9.1. Monthly Compensation. Upon the expiration of the Term for any reason, the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs.

9.2. Compensation Continuance. In addition to the compensation provided for in Section 9.1, upon the occurrence of a Compensation Continuance Termination Event, the Executive shall be entitled to receive during the Compensation Continuance Period an annual benefit equal to his Final Average Compensation. The Executive’s Final Average Compensation shall be paid in accordance with the payroll schedule for salaried personnel of the Company. If the Compensation Continuance Termination Event is the termination of the Executive’s employment by the Company as a result of the Executive’s Total Disability, the Executive’s Final Average Compensation shall be reduced by any amounts actually paid to the Executive during the Compensation Continuance Period under any Company sponsored long-term disability policy or any long-term disability policy on the life of the Executive for which the Company paid the premiums.

9.3. Special Termination Bonus. In addition to the compensation provided for in Sections 9.1 and 9.2, upon the occurrence of a Compensation Continuance Termination Event, the Executive shall be entitled to receive a special termination bonus equal to the amount of the highest annual bonus (including amounts payable pursuant to ARTICLE 5 and any amounts deferred) earned by the Executive during any one of the three (3) calendar years preceding his Termination Date. The special termination bonus shall be paid to the Executive in a single lump sum payment within thirty (30) days of his Termination Date.

See ARTICLE 10 for special welfare and retirement benefits the Executive may be entitled to receive upon the expiration of the Term.

ARTICLE 10. SPECIAL WELFARE AND RETIREMENT BENEFITS.

10.1. Continued Participation in Welfare Benefit Plans. In addition to the other benefits provided for in this Agreement, upon the occurrence of a Compensation Continuance Termination Event, the Executive shall be entitled to continue to participate (treating the Executive as an “active employee” of the Company for this purpose) in the Company Welfare Benefit Plans during the Extended Coverage Period. The Company shall pay the entire cost, premium or other charge for coverage of the Executive and his dependents under each Company Welfare Benefit Plan for the Extended Coverage Period. The Executive shall not be required to enroll under any applicable federal or state government programs (e.g., Medicare or Medicaid) even if the Executive is otherwise eligible to do so in order to receive the coverage provided for under this Section 10.1.

10.2. Continued Participation in Non-Qualified Plan. The Executive is a participant in the Non-Qualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Non-Qualified Plan”). The Non-Qualified Plan is a non-qualified, unfunded supplemental retirement plan which provides benefits to or on behalf of selected key management employees. In addition to the other benefits provided for in this Agreement, upon the occurrence of a Compensation Continuance Termination Event, the Executive shall be entitled to continue to participate (treating the Executive as an “active employee” of the Company for this purpose) in the Non-Qualified Plan during the Extended Coverage Period. Notwithstanding any provision of the Non-Qualified Plan to the contrary, for purposes of determining the Executive’s benefit under the Non-Qualified Plan, the termination compensation payable to the Executive pursuant to ARTICLE 9 shall be treated as compensation and the Executive shall not be treated as terminating his employment until the last day of the Compensation Continuance Period. The provisions of the Non-Qualified Plan shall be and hereby are incorporated in this Agreement. The Non-Qualified Plan, as applied to the Executive, may not be terminated, modified or amended without the express written consent of the Executive. Thus, any amendment or modification to the Non-Qualified Plan or the termination of the Non-Qualified Plan shall be ineffective as to the Executive unless the Executive consents in writing to such termination, modification or amendment. The benefit of the Executive under the Non-Qualified Plan shall not be adversely affected because of any modification, amendment or termination of the Non-Qualified Plan. In the event of any conflict between the terms of this Section 10.2 and the Non-Qualified Plan, the provisions of this Section 10.2 shall prevail.

ARTICLE 11. SPECIAL LIFE INSURANCE BENEFIT WHILE EMPLOYED. In order to provide an additional incentive to the Executive to continue in the employment of the Company and to provide greater financial security to the Executive’s family, the Executive shall be entitled to receive the Life Insurance Benefit during the Term. The Life Insurance Benefit shall be provided in addition to any other death or similar benefits provided for in ARTICLES 8 and 12. In no event shall the Company pay the premiums for the Life Insurance Benefit following the termination of the Executive’s employment for any reason.

ARTICLE 12. DEATH FOLLOWING TERMINATION OF EMPLOYMENT AND BEFORE RECEIPT OF ANY AND ALL PAYMENTS DUE. In the event the Executive becomes entitled to receive payments pursuant to ARTICLE 9, and he dies prior to receiving any or all of the payments to which he is due, then such remaining payments shall be payable as provided in this ARTICLE 12.

12.1. Surviving Spouse. If the Executive dies with a surviving spouse, then such remaining payments shall be made to his surviving spouse (the “spouse”). If the spouse dies prior to receiving any or all of the payments to which she is due, then such remaining payments shall be made in accordance with the provisions of Section 12.2 of this Article, as if the spouse had not survived the Executive.

12.2. No Surviving Spouse. If the Executive dies without a surviving spouse, then such remaining payments shall be made to the beneficiary or beneficiaries (which may include individuals, trusts or other legal entities) designated by the Executive on the form attached hereto as Exhibit A and filed with the Company prior to his death (the “Beneficiary Designation Form”). If the Executive fails to designate a beneficiary or fails to file the Beneficiary Designation Form with the Company prior to his death, the remaining payments shall be made to his estate. If a named beneficiary entitled to receive payments pursuant to the Beneficiary Designation Form dies at a time when additional payments still remain to be paid, then and in any such event, such remaining payments shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; otherwise to the estate of the Executive.

ARTICLE 13. POST-TERMINATION OBLIGATIONS. All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with the following provisions during the Term and, except as otherwise provided in this ARTICLE 13, following the termination of the Executive’s employment:

13.1. Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 13.1.

13.2. Confidential Information. The Executive acknowledges that all Confidential Information has a commercial value in the Company’s Business and is the sole property of the Company. The Executive agrees that he shall not disclose or reveal, directly or indirectly, to any unauthorized person any Confidential Information, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company or as may be required by law.

13.3. Noncompetition and Non-Solicitation. The Executive acknowledges and agrees that during the course of his employment with the Company, he has acquired valuable information as to the nature and character of the Business and requirements of the Customers, which information is unique and proprietary to the Company. The Executive covenants and agrees that during the Time Period he will not, directly or indirectly, on behalf of himself or on behalf of any Person: (i) call upon any of the Customers for the purpose of providing services or solicit, divert or take away or attempt to solicit, divert or take away any of the Customers; (ii) induce or attempt to induce any Customer to patronize any Person that is engaged in a business similar to the Business; (iii) engage in any business within the Trade Area which is similar to the Business; and (iv) induce or attempt to induce any employee of the Company to leave the employ of the Company. In addition, during the Time Period and within the Trade Area, the Executive shall not be (a) the owner of an equity or ownership interest in any Person, (b) an officer, director or employee of any Person or (c) a consultant to any Person which conducts the Business.

13.4. Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 13, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Executive, all rights of the Executive and any person claiming under or through him to the payments or benefits described in this Agreement shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder. In addition to the foregoing, in the event of a breach by the Executive of the provisions of this ARTICLE 13, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation, and the Executive hereby consents to the issuance of such injunction.

13.5. Reasonableness of Restrictions. The Executive and the Company have each carefully read the provisions of this ARTICLE 13 and, having done so, agree that the restrictions set forth in this ARTICLE (including, but not limited to, the Time Period restriction and the Trade Area restriction set forth in this ARTICLE 13) are fair and reasonable and are reasonably required for the protection of the Company’s interests. Notwithstanding the foregoing, in the event any part of the covenants set forth in this ARTICLE 13 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this ARTICLE 13 relating to Time Period and/or Trade Area shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or geographical areas of restriction such court deems reasonable and enforceable, said time period and/or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical areas of restriction that such court deems reasonable and enforceable.

13.6. Accounting for Profits. The Executive covenants and agrees that, if any of the covenants or agreements under this ARTICLE 13 are violated by the Executive, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that the Executive, directly or indirectly, has realized and/or may realize as a result of, growing out of, or in connection with, any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled at law, in equity or under this Agreement.

ARTICLE 14. PARACHUTE PAYMENTS. Notwithstanding anything in this Agreement to the contrary, in the event that the Company’s outside, independent accountants shall determine that any amount paid or distributed to the Executive pursuant to this Agreement (the “Agreement Payments”) shall, as a result of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, constitute a parachute payment within the meaning of Section 280G of the Code, and the aggregate of such parachute payments and any other amounts paid or distributed to the Executive from any other plans or arrangements maintained by the Company or its affiliates (such other payments together with the Agreement Payments shall be referred to as the “Total Payments”) would more likely than not, in the opinion of the Company’s accountants, cause the Executive to be subject to the Excise Tax, the Agreement Payments shall be reduced, eliminated, or postponed in such amounts as are required to reduce the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) of such Agreement Payments to one dollar less than an amount equal to three times the Executive’s “base amount” (as that term is defined in Section 280G(b)(3)(A) and (d)(1) and (2)) to the end that the Executive is not subject to the Excise Tax with respect to the Agreement Payments. To achieve such required reduction in the aggregate present value, the Company shall determine what items of compensation (payable under this Agreement) constituting the parachute payments shall be reduced, eliminated or postponed, the amount of such reduction, elimination or postponement, and the period of each such postponement. The Company shall promptly notify the Executive of its determinations. If an amount has been paid or distributed to the Executive which should not have been paid or distributed due to the required reduction in aggregate present value, the Executive shall promptly return such amount to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments would more likely than not cause the Executive to be subject to the Excise Tax, no portion of the Total Payments, the receipt of which the Executive has effectively waived in writing, shall be taken into account.

ARTICLE 15. ATTORNEYS’ FEES. In the event that the Executive incurs any attorneys’ fees in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable attorneys’ fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses. In no event shall the Executive be entitled to receive the benefits provided for in this ARTICLE 15 in the event his employment is terminated by the Company For Cause.

ARTICLE 16. DECISIONS BY COMPANY. Any powers granted to the Board hereunder may be exercised by the Compensation Committee of the Board. Such Committee shall have general responsibility for the administration and interpretation of this Agreement.

ARTICLE 17. INDEMNIFICATION. The Company shall indemnify the Executive during his employment and thereafter to the fullest extent permitted by applicable law in respect of any judgments, fines, settlements, losses, costs or expenses (including reasonable attorneys’ fees) of any nature related to or arising out of, or in connection with, his activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under and indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 18. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 19. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 20. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 23 shall preclude the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

ARTICLE 21. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 22. HEADINGS. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 23. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina, and by execution and delivery of this Agreement, the Executive and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Executive hereby submits to personal jurisdiction in the State of North Carolina. The Executive and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. The Executive and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

ARTICLE 24. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 25. MERGER OR CONSOLIDATION. The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the “Successor Corporation”) unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

ARTICLE 26. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 27. ENTIRE AGREEMENT. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the effective date hereof, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

ARTICLE 28. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

(a)	If to the Executive:

John B. Yowell
c/o Old Dominion Freight Line, Inc.
500 Old Dominion Way
Thomasville, North Carolina 27360
Fax Number: (336) 822-5289

With a copy to:

John B. Yowell
606 Hillcrest Drive
High Point, North Carolina 27262
Fax Number:

(b)	If to the Company:

Old Dominion Freight Line, Inc.
Attention: General Counsel
500 Old Dominion Way
Thomasville, North Carolina 27360
Fax Number: (336) 822-5289

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 28. Delivery of any notice, request, demand or other communication by telefacsimile shall be effective when received if received during normal business hours on a business day. If received after normal business hours, the notice, request, demand or other communication will be effective at 10:00 a.m. on the next business day.

ARTICLE 29. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 29 may not be waived except as herein set forth.

ARTICLE 30. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 31. MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in ARTICLE 9 by seeking other employment or otherwise, and, subject to the provisions of ARTICLES 13 and 14, any payment or benefit to be provided to the Executive pursuant to this Agreement shall not be reduced by any compensation or other amount earned or collected by the Executive at any time before or after the termination of the Executive’s employment.

ARTICLE 32. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS:	EXECUTIVE

/s/ Alice Gibson	/s/ John B. Yowell (SEAL)
John B. Yowell

OLD DOMINION FREIGHT LINE, INC.

	By:	/s/ Earl E. Congdon
Attest:		Chairman

/s/ Joel B. McCarty, Jr.
Secretary
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF OLD DOMINION FREIGHT LINE, INC.

	By:	/s/ Franz F. Holscher
Chairman

EXHIBIT A

BENEFICIARY DESIGNATION

OLD DOMINION FREIGHT LINE, INC.

Subject to and in accordance with the provisions of ARTICLE 12 of the EMPLOYMENT AGREEMENT between the undersigned, John B. Yowell (the “Executive”), and OLD DOMINION FREIGHT LINE, INC., dated                     , 2004 (the “Employment Agreement”), the Executive hereby designates the following beneficiary(ies) entitled, upon the death of the Executive, to any compensation continuance benefits payable under ARTICLE 9 of the Employment Agreement following his death (the “death benefit”):

(A)	Primary Beneficiary(ies): In equal shares to those of the following beneficiary(ies) who are living or in existence at the Executive’s death:

Name	Relationship	Address

(B)	Contingent Beneficiary(ies): If there is no primary beneficiary living or in existence at the Executive’s death, then in equal shares to those of the following beneficiary(ies) who are living or in existence at the Executive’s death:

Name	Relationship	Address

****************************************************

This Beneficiary Designation Form supersedes and revokes all beneficiary designations, if any, previously made by the Executive but is not intended to, and does not, supercede or revoke any of the provisions of Article 12 of the Employment Agreement. To the extent any conflict exists between the provisions of this Beneficiary Designation Form and Article 12 of the Employment Agreement, the Employment Agreement shall prevail. It is the intent of the Executive that this Beneficiary Designation Form shall be subject to, and governed by, the provisions of ARTICLE 12 of the Employment Agreement.

This Beneficiary Designation Form may be changed by executing and delivering a new designation to the Compensation Committee.

This Beneficiary Designation Form is signed in duplicate, and one executed copy shall be retained by Old Dominion Freight Line, Inc. and one shall be retained by the Executive.

DATED:

John B. Yowell

DATED:	OLD DOMINION FREIGHT LINE, INC.

By:
Chairman, Compensation Committee